Exhibit 23
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 27, 2007, accompanying the consolidated financial statements and schedule (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of new accounting standards during 2006) and on internal control over financial reporting included in the Annual Report of Marine Products Corporation (the “Company”) on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 333-59886, effective May 1, 2001 and File No. 333-117837, effective July 30, 2004).

Atlanta, Georgia
February 27, 2007